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                                                                    Exhibit 3(b)
                             ASSOCIATION AGREEMENT


                                     among


                                GTE CORPORATION


                 T.I. TELEFONICA INTERNACIONAL DE ESPANA, S.A.

                            AT&T INTERNATIONAL INC.

                            C.A. LA ELECTRICIDAD DE
                          CARACAS, S.A.I.C.A.-S.A.C.A.

                                      and


                 CONSORCIO INVERSIONISTA MERCANTIL CIMA, C.A.,
                              S.A.C.A., S.A.I.C.A.
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7.  Operation of VENTEL and CANTV.  (a) Except as specifically stated herein, all decisions relating to the operations of VENTEL and CANTV shall be decided by consensus of the Investors, it being understood that in the absence of consensus, the views of Investors holding a majority of the Ownership Interests shall prevail. Notwithstanding the foregoing, resolutions on the following matters shall require the affirmative vote (i) of GTE-VEN and two other Investors, for such time as VENTEL is owned by the original Investors and in the percentages set forth in Section 3 above, and (ii) thereafter, of Investors holding Ownership Interests of not less than 66 2/3%:

                (i) dissolution or liquidation of VENTEL or the decision of VENTEL to support the dissolution or liquidation of CANTV;

               (ii) change in the corporate purpose of VENTEL or the decision of VENTEL to support a change in the corporate purpose of CANTV;

              (iii) any merger or consolidation involving VENTEL or the decision of VENTEL to support any merger or consolidation involving CANTV;

               (iv) sale or transfer of all or substantially all the assets of VENTEL or the decision of VENTEL to support the transfer of all or substantially all of the assets of CANTV;

                (v) increase or decrease in the capital of VENTEL, or the decision of VENTEL to support an increase or decrease in the capital of CANTV or to subscribe to any such increase;

               (vi) fixing of the general dividend policy of VENTEL, or the decision of VENTEL to support a particular general dividend policy of CANTV;

              (vii) the incurrence by VENTEL of any indebtedness outside the ordinary course of business, or the decision of VENTEL to support the incurrence by CANTV of indebtedness outside the ordinary course of business;

             (viii) any amendment to the Charter and By-laws (estatutos) or VENTEL;

               (ix) investment of VENTEL's funds in another entity or business or the decision of VENTEL to support the investment of CANTV's funds in another entity or business;

                (x)  authorizing any issuance, sale, purchase or redemption of
    VENTEL's equity securities or a decision of VENTEL to support CANTV's authorizing any issuance, sale, purchase or redemption of CANTV's equity securities;
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               (xi)  entry into any new line or field of business, other than related to telecommunications, or the discontinuance of any line or field of business, or a decision of VENTEL to support CANTV's entry into any new line or field of business, other than related to telecommunications, or the discontinuance of any line or field of business; and

              (xii) appointment of auditors or VENTEL's decision to support a CANTV proposal to appoint auditors.

         (b) In the initial phase, and in order to receive input from all the Investors, transition advisory committees shall be established to advise on the functional areas related to the operation of VENTEL and CANTV. The transition advisory committees will be recommended by the Vice Presidents of CANTV and approved by the President of CANTV and will operate under the direction of the functional Vice Presidents of CANTV. The committees will be formed by members appointed by the Investors, according to their areas of interest and expertise.

         Examples of transition advisory committees are the following:

    -    Planning and Engineering
    -    Construction
    -    Service Improvement
    -    International
    -    Finance
    -    Marketing and Customer Service
    -    Government Relations
    -    Human Resources
    -    Complementary and Value Added Services
    -    Logistics and Administration.

         The CANTV President and the Vice Presidents as a group will approve the need to maintain, create, or terminate the transition advisory committees depending on the final organizational structure given to CANTV. The CANTV President will submit to the Boards of CANTV and VENTEL his recommendations on the functions being addressed.

         (c) The VENTEL Board of Directors (junta directiva) shall be composed of nine directors (directores). Notwithstanding any other provisions of this Agreement or the Charter and By-laws (estatutos) of VENTEL, (i) if any Investor has an Ownership Interest of more than 50%, such Investor shall be entitled to elect not less than a majority of the Directors of VENTEL, and (ii) an Investor (or group of Investors) shall be entitled to elect one director of VENTEL for each 10% Ownership Interest that the Investor (or group of Investors) holds. Should the foregoing not result in the election of all the directors of VENTEL by particular
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Investors, the selection of remaining directors shall be allocated to the
Investors in an equitable manner, taking into account (i) over a period of years the relative Ownership Interests of the Investors from time to time, and
(ii) the policy of promoting representation on the Board of Directors for each Investor with an Ownership Interest of at least 5%. Each Investor shall vote its shares in VENTEL in order to achieve the result contemplated in this
Section 7(c). Alternate and replacement directors will be appointed by the Investors that had the right to appoint the corresponding directors.

         (d) Should the shareholding of VENTEL in CANTV permit VENTEL to elect one or more directors of CANTV, and should any Investor hold a majority of the Ownership Interests, the board of directors of VENTEL shall cause VENTEL to cast its votes in order that a majority of the CANTV directors to be elected by VENTEL are persons nominated by the directors of VENTEL who are selected by such Investor. Subject to the foregoing, the board of directors of VENTEL shall cause VENTEL to cast its votes for the selection of such CANTV directors in order that such directors are allocated over a period of years in a manner so as to reflect the respective Ownership Interests of the Investors and to maintain at least one CANTV director who is nominated by VENTEL directors who are elected by one of the Venezuelan Investors and at least one CANTV director who is nominated by the Foreign Investors (in each case other than any Investor that owns a majority of VENTEL), if possible. Alternate and replacement CANTV directors will be appointed by VENTEL directors that had the right to appoint the corresponding CANTV directors.